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                                                                    EXHIBIT 10.1

                               AMENDMENT NO. 2 TO
                                  COLIN V. REED
                         EXECUTIVE EMPLOYMENT AGREEMENT


         This Amendment No. 2 to Executive Employment Agreement, dated as of February 10, 2006 (the "Amendment") is by and between Gaylord Entertainment Company, a Delaware corporation having its corporate headquarters at One Gaylord Drive, Nashville, Tennessee 37214 (the "Company") and Colin V. Reed, a resident of Nashville, Davidson County, Tennessee ("Executive").

                              W I T N E S S E T H:
                              -------------------


         WHEREAS, the Company and Executive entered into that certain Executive Employment Agreement dated as of April 23, 2001 (the "Employment Agreement"), pursuant to which, among other things, the Company hired the Executive to be its Chief Executive Officer;

         WHEREAS, the Company and Executive amended the Employment Agreement on August 17, 2004, to extend the term of the Employment Agreement and to make other changes to the terms of the Employment Agreement;

         WHEREAS, the Company and Executive agree that changes to the Employment Agreement are required in light of the enactment of Internal Revenue Code
Section 409A;

         WHEREAS, it was always intended that the SERP Benefit would only be payable upon a termination of employment;

         NOW, THEREFORE, in consideration of the covenants and agreements hereafter set forth, the parties hereto agree as follows:

         1. Amendment of Section 5(a) of Employment Agreement. The last two sentences of the first paragraph and the phase "expiration of the term of this Agreement" immediately preceding these sentences are deleted and replaced in their entirety with the following:

                  "... Executive's termination of employment.

                  The Company will separately account for the portion of the SERP Benefit earned and vested before 2005 ($1,875,000) together with hypothetical investment earnings or losses thereon (the "Pre-409A SERP Benefit"). Executive may elect to receive the Pre-409A SERP Benefit in the form of one (1) lump-sum payment or equal annual installments over a period not exceeding fifteen (15) years. Such election by Executive pertaining to the Pre-409A SERP Benefit shall be made (or may be changed) at any time, and from time to time, on or before the last day of the calendar year immediately preceding the calendar year in which the


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         SERP Benefit could otherwise become payable. If no election is made, a lump-sum payment of the Pre-409A SERP Benefit will be made.

                  The Company will also separately account for the balance of the SERP Benefit that became earned and vested after December 31, 2004, together with hypothetical investment earnings or losses (the "409A SERP Benefit"). Executive may elect (or may change a prior election) to receive the 409A SERP Benefit in the form of one (1) lump-sum payment or equal annual installments over a period not exceeding fifteen (15) years. Such election (including a change in any election previously made) by Executive pertaining to the 409A SERP Benefit shall be made by December 31, 2006 (or such later date as allowed under Code Section 409A and guidance thereto). If no election is made, or if the 409A SERP Benefit first becomes payable in 2006, a lump-sum payment of the 409A SERP Benefit will be made. Finally, if at Executive's "separation of service" for reasons other than death, Executive is a "specified employee" (as such phrases are defined under Code Section 409A), payment of the 409A SERP Benefit will commence on the date that is six
         (6) months following the date of separation of service (or such later date as required under Section 6)." In all other cases, the 409A SERP Benefit will commence thirty (30) days following a separation of service (or as soon as practicable thereafter).

         2. Amendment to Section 5 to Comply With Code Section 409A. A new
Section 5(k) is added to the Employment Agreement as follows:

                  "Section 409A Compliance. Payments to Executive arising from paragraphs 5(b), 5(d), 5(f), 5(h), and 5(j) of this Agreement are not intended to be payments of deferred compensation subject to the requirements of Code Section 409A. In the event a payment arising from one of these paragraphs is subject to Code Section 409A, the payment will be made in the calendar year following the calendar year in which the liability for reimbursement arose or, if later, at the earliest time possible so that the deduction related to such payment will not be limited or eliminated by application of Internal Revenue Code Section 162(m)."

         3. Amendment of Section 6(d) of Employment Agreement. The first sentence of Section 6(d) of the Employment Agreement is deleted in its entirety and replaced with the following new sentences:

                  "Distribution of Deferred Amounts. Amounts deferred pursuant to this Section 6 and earnings thereon, shall be paid to Executive at the earliest time possible so that the deduction related to such payment will not be limited or eliminated by application of Internal Revenue Code Section 162(m). In the event the time of payment is expected to be later than ten (10) days following the termination of Executive's employment with the Company (without regard to the reason of such termination), the Company shall provide Executive with a copy of a written opinion from


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         counsel confirming the need to delay the payment and specifying the earliest date upon which payment may be made so that the deduction related to such payment will not be limited or eliminated by application of Internal Revenue Code Section 162(m)."

         4. Further Amendment to Comply With Code Section 409A. A new Section 17(k) is added to the Employment Agreement as follows:

         "Section 409A Compliance. If Executive is a "specified employee" at Executive's "separation of service" (as such phrases are defined under Code
Section 409A), then no payment or portion of any payment described in Sections 9 or 10 that was earned and vested after December 31, 2004, that is deferred compensation subject to the requirements of Code Section 409A will be paid during the first six (6) months following Executive's separation of service. In addition, the Company will not accelerate the payment of any deferred compensation if such acceleration would result in the imposition of penalties and/or interest under Code Section 409A.

         5. Miscellaneous Provisions.

            (a) The Employment Agreement is hereby, and shall henceforth be deemed to be, amended, modified, and supplemented in accordance with the provisions hereof, and the respective rights, duties, and obligations under the Employment Agreement shall hereinafter be determined and enforced under the Employment Agreement, as amended, subject in all respects to such amendments, modifications, and supplements, and all terms and conditions of this Amendment.

            (b) Except as expressly set forth in this Amendment, all agreements, covenants, undertakings, provisions, stipulations, and promises contained in the Employment Agreement are hereby ratified, readopted, approved, and confirmed and remain in full force and effect.

            (c) Except as provided by this Amendment, or unless the context or use indicates another or different meaning or intent, the words and terms used in this Amendment shall have the same meaning as in the Employment Agreement.

            (d) This Amendment may be executed in two (2) or more counterparts, each of which when so executed, shall be deemed an original, but all of which together shall constitute one and the same instrument.








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         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written.

                                       GAYLORD ENTERTAINMENT COMPANY


                                       By: /s/ Carter R. Todd
                                           ------------------

                                       Its: Senior Vice President, General
                                            Counsel and Secretary


                                       EXECUTIVE:


                                       /s/ Colin V. Reed
                                       -----------------------
                                       Colin V. Reed













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